March 12, 2013

Matin T. Felli, Esq.

General Counsel

Ecotality, Inc.

One Montgomery Street, Suite 2525

San Francisco, CA

Re: Ecotality, Inc. (the “Company”)

Nasdaq Security: Common Stock

Nasdaq Symbol: ECTY

Dear Mr. Felli:

As we discussed, we have determined that Ecotality had failed to comply with the audit committee composition requirement set forth in Listing Rule 5605(c)(2)(A)(ii) (the “Rule”). As described in your email dated March 5, 2013, the Company’s noncompliance was due to the passing of Mr. Dave Kuzma in early January 2013. Due to this unforeseen circumstance, Ecotality failed to have an audit committee consisting of three independent directors, as required by Listing Rule 5605.

According to your email, the Company, on March 5, 2013, appointed Mr. E. Slade Mead, a current independent board member, to serve on its audit committee. Accordingly, the Company has regained compliance with the Listing Rule 5605(c)(2)(A) and, subject to the disclosure requirements below, this matter is now closed.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.1 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.2 If the announcement is publicly released during Nasdaq market hours (7:00 am – 8:00 pm Eastern Time), you must notify MarketWatch at least 10 minutes prior to its public release. If the public announcement is made outside of Nasdaq market hours, the Company must notify MarketWatch of the announcement prior to 6:50 a.m. Eastern Time. For your convenience attached is a list of news services. Please note that if you do not make the required announcement trading in your securities will be halted.3

1 Listing Rule 5810(b).

2 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.

3 Listing IM-5810-1.

If you have any questions, please contact Matt Page, Lead Analyst, at +1 301 978 8083.

Sincerely,

Randy Genau

Director, Listing Qualifications

The Nasdaq Stock Market LLC